The business integration described in this press release involves securities of a foreign company. The business integration is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

August 24, 2018
To whom it may concern:
Company Name: Fukuoka Financial Group, Inc.
Representative: Takashige Shibato, President
Head Office: 8-3, Otemon 1 chome, Chuo-ku, Fukuoka
(Code No. 8354 TSE First Section, FSE)
Contact: Tomoyuki Ushijima, General Manager, Corporate Planning Division
(Phone +81-92-723-2502)
Company Name: The Eighteenth Bank, Limited
Representative: Takujiro Mori, Representative Executive Officer & President
Head Office: 1-11, Doza–machi, Nagasaki
(Code No. 8396 TSE First Section, FSE)
Contact: Kiyoshi Adachi, General Manager, Corporate Planning Division
(Phone +81-95-828-8099)

Notice concerning Receipt of Review Results from Japan Fair Trade Commission concerning Business Integration of Fukuoka Financial Group, Inc. and The Eighteenth Bank, Limited

As we announced in the press release of February 26, 2016, titled “Memorandum of Understanding regarding Business Integration,” Fukuoka Financial Group, Inc. (President: Takashige Shibato) and The Eighteenth Bank, Limited (Representative Executive Officer & President: Takujiro Mori) are promoting consultation and consideration toward the realization of a business integration.

Two (2) years and six (6) months have passed since the announcement of the Memorandum of Understanding regarding Business Integration, and in the meantime, we have twice postponed the schedule and have caused worry to our customers and local residents in Nagasaki.  However, we announce that, in connection with the business integration plan of both companies, we received the “Notice of Non-issuance of Cease and Desist Order” from Japan Fair Trade Commission today.

The Notice of Non-issuance of Cease and Desist Order which we received today is premised on the transfer of a certain amount of credited loans and the establishment and operation of a monitoring structure.  Please see the website of Japan Fair Trade Commission (http://www.jftc.go.jp/) for details.

In addition, we announce the purpose of the business integration and the future schedule as follows.

1. Purpose of Business Integration and Efforts toward Realization Thereof

In the severe environment, Fukuoka Financial Group and Eighteenth Bank aim, through the efficiencies realized by the business integration, to play the essential role of the regional financial institution contributing to the development of the economy of Nagasaki in the future, and set forth the following three (3) points as the purpose and philosophy of the business integration: (i) “simultaneous realization of the vitalization of the regional economy and the improvement of corporate value” through operational efficiencies achieved by economies of scale, (ii) “contribution to the development of enterprises in Nagasaki” by the establishment of a new bank with robust management foundation, and (iii) being a “financial group with No.1 customer experience” utilizing the networks among group banks and the enhancement of the function of the holding company.

Specifically, as we have explained, we will strengthen efforts to resolve customer issues by utilizing the management resources, including manpower, derived from the synergy effect from the business integration to establish close relationships with customers, and will maintain the networks of branches across the whole of Nagasaki, including on the isolated islands, through operational efficiencies realized by eliminating and consolidating overlapping branches etc., and thereby we will improve customer convenience so as to be better than ever.

Within this fiscal year, we will set up a system under which period disclosure will be conducted as follows with reference to quantitative and qualitative criteria, so that local residents can confirm that those efforts are indeed being implemented.

・
We will maintain the networks of branches, including on the isolated islands, after the merger by and between Eighteenth Bank and Shinwa Bank.  For the purpose of confirming this point, with respect to the elimination and consolidation of branches scheduled to be conducted after the integration, we will disclose the criteria by which residents can confirm that only branches in close proximity to others are to be subject to elimination and consolidation, to the extent that customer convenience is not harmed.

・
We will introduce a system under which the interest rate level can be checked before lending, so that the interest rate for the loan cannot be unduly raised after the integration, and at the same time, we will disclose the “New Lending Rates on Loans for Small- and Medium-sized Companies in Nagasaki.”

・
We will disclose the “Number of Parties for which Assistance for Business Succession has been Provided” and the “Number of Cases of Expansion of Distribution Routes” etc. so that we can make sure that the synergy effect from the integration is passed on to services for customers.

・
By utilizing the manpower derived from the integration to establish relationships with customers, we will implement loans with a better understanding of the business of customers.  In order to make sure of this issue, we will disclose the “Number of Parties on which Business Assessments have been Conducted,” “Number of Cases where the Guidelines for Management Guaranty have been Utilized,” “Number of Parties concerning which Efforts of Assistance to Improve Management have been Conducted,” and “Percentage of Small- and Medium-sized Companies in Nagasaki which Carry Out Loan Transactions with Eighteenth Bank and Shinwa Bank within All Companies in Nagasaki” etc.

We will improve the criteria for this monitoring, through hearing the opinions of local residents, including customers, and carrying on a dialogue with them in earnest, by periodically conducting questionnaire surveys, etc. in the future.  Also, we will set such additional criteria as are required for review or inspection and supervision by Financial Services Agency (FSA).

Furthermore, through the triple check structure, where not only will we check the state of implementation of the above, but we will also report to the committee comprised of third parties such as the local business owners and experts, and, furthermore the status of implementation shall be subject to the inspection and supervision by FSA, we will make efforts so that the results of the integration will contribute to the well-being of local people.

We consider that conduct of the operations under these structures, avoiding the harmful effects of monopoly and oligopoly, will lead to the elimination of “worries or concerns of local residents” caused by the business integration in the same region, and will satisfy the function of “maintenance and conduct of the monitoring structure” which is one of the conditions of the approval by Japan Fair Trade Commission.

2. Future Schedule

From now, toward the business integration as of April 1, 2019 and the merger by and between Eighteenth Bank and Shinwa Bank in April 2020, we will accelerate the preparations for the integration of both companies, and will aim at early realization of the purpose of the integration, such as contribution to the development of the economy of Nagasaki in the severe environment.

October 2018	(Planned)	Execution of Share Exchange Agreement (Execution of Definitive Agreement)

December 2018	(Planned)	Extraordinary General Meeting of Shareholders

April 1, 2019	(Planned)	Effective Date of Share Exchange

April 1, 2020	(Planned)	Merger by and between Eighteenth Bank and Shinwa Bank

3. Previous Background 【For the Reference Purposes】

February 26, 2016	Announcement of “Memorandum of Understanding regarding Business Integration” (Effective Date of Share Exchange was set for April 1, 2017.)

June 8, 2016	Commencement of initial review by Japan Fair Trade Commission

July 8, 2016	Commencement of secondary review by Japan Fair Trade Commission

August 30, 2016	Announcement of “Notice concerning Schedule for Execution of Definitive Agreement regarding Business Integration”

January 20, 2017
Announcement of “Notice concerning Schedule for Business Integration of Fukuoka Financial Group, Inc. and The Eighteenth Bank, Limited”
(Effective Date of Share Exchange was postponed to October 1, 2017.)

July 25, 2017
Announcement of “Notice concerning Schedule for Business Integration of Fukuoka Financial Group, Inc. and The Eighteenth Bank, Limited”
(Effective date of Share Exchange was postponed with the statement that it would be announced “when it is determined, without delay.”)

May 7, 2018
Announcement of “Toward Realization of Business Integration Contributing to Vitalization of Nagasaki Economy”
(Efforts toward realization of purpose of business integration and conduct of refinancing assistance)

<Contact for inquiries regarding this matter>
Fukuoka Financial Group:  Corporate Planning Division, Corporate Strategy Group
Phone +81-92-723-2622
Eighteenth Bank:  Corporate Planning Division
Phone +81-95-828-8099